Exhibit 99.1

DELCATH NAMES HAROLD C. MAPES
AS EXECUTIVE VICE PRESIDENT OF GLOBAL OPERATIONS

NEW YORK, NY – May 3, 2010 -- Delcath Systems, Inc. (NASDAQ: DCTH) today announced the appointment of Harold C. Mapes to the newly created position of Executive Vice President, Global Operations.  In this role, Mr. Mapes will lead the Delcath manufacturing and operations team, and will implement logistics and supply chain management in support of the Company’s commercial launch in Europe later this year. Mr. Mapes will report directly to Eamonn P. Hobbs, CEO & President.

"With CE Mark approval for the Hepatic CHEMOSAT™ Delivery System now in hand, our next step is to scale up our operational and manufacturing capabilities to support the launch of the product in the European Union," said Mr.  Hobbs. "Harold is an excellent choice to lead this effort. He brings 30 years worth of experience in Operations and has proven that he can deliver lean manufacturing practices to companies of any size. Most importantly to Delcath, he has led operations for device companies making the transition from early stage to fully commercial entities with $200M in annual revenue. We are delighted to welcome Harold to the Delcath team."

Prior to joining Delcath, Mr. Mapes, 51, was Senior Vice President of Operations at AngioDynamics, Inc., where he was responsible for global sourcing, inventory, engineering, production, distribution and operations across four sites employing 300 workers. In his 18 years at AngioDynamics, he also held the positions of Vice President Operations, Director of Operations and Manufacturing Engineering, and Product Development Project Manager. In those roles, he coordinated the strategic corporate planning function, reduced manufacturing costs through implementation of lean manufacturing methods, and improved production performance by focusing on continuous improvement and compliance. Mr. Mapes has also held leadership positions in Operations at Mallinckrodt Medical, Inc. (now Merit Medical), National-Standard Co., and IBM’s Federal Systems Division.

Mr. Mapes earned a Bachelor of Science in Mechanical Engineering from Trine University, Angola, IN, and an MBA from the State University of New York at Albany.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi–arm Phase II trial to treat other liver cancers. The Company received CE Mark approval for the Hepatic CHEMOSAT delivery system in April 2011. The Company has not yet received FDA approval for commercial sale of its system in the United States. For more information, please visit the Company’s website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward–looking statements made by the Company or on its behalf. This news release contains forward–looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability and the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales for the Hepatic CHEMOSAT delivery system in the EEA, if any, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company’s NDA by the FDA, approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales in the United States, if any, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, our ability to obtain reimbursement for the Hepatic CHEMOSAT system in Europe, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward–looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward–looking statements to reflect events or circumstances after the date they are made.

Contact Information:
Investor Contact:	Media Contact:
Doug Sherk/Gregory Gin	Janine McCargo
EVC Group	EVC Group
415-896-6818/646-445-4801	646-688-0425